Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES FIRST QUARTER FISCAL 2006 OPERATING RESULTS

Uncasville, Connecticut, January 31, 2006 – The Mohegan Tribal Gaming Authority, or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a harness racetrack located in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs, announced today its operating results for the quarter ended December 31, 2005.

Results and significant events for the quarter ended December 31, 2005 were as follows:

•	Record first quarter gaming revenues of $315.5 million, a 9.5% increase over the corresponding period in the prior year

•	Gross slot revenues of $216.2 million, a 3.8% increase over the corresponding period in the prior year

•	Table games revenues of $95.3 million, a 13.4% increase over the corresponding period in the prior year

•	Non-gaming revenues of $71.3 million, a 16.8% increase over the corresponding period in the prior year

•	Income from operations of $68.4 million, a 13.1% increase over the corresponding period in the prior year

•	Net income of $38.3 million, a 11.9% increase over the corresponding period in the prior year

•	Record first quarter Adjusted EBITDA, a non-GAAP measure more fully described at the end of this press release, of $91.0 million, a 11.2% increase over the corresponding period in the prior year

•	Submitted applications for a conditional and permanent slot machine license with the Pennsylvania Gaming Control Board in December 2005

First Quarter Operating Results

Adjusted EBITDA for the quarter ended December 31, 2005 increased by $9.2 million, or 11.2%, to $91.0 million compared to $81.8 million for the same period in the prior year. The Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) for the quarter ended December 31, 2005 was 25.8% compared to a 25.6% Adjusted EBITDA margin for the same period in the prior year. The slight increase in the Adjusted EBITDA margin for the quarter ended December 31, 2005 was principally attributable to an increase in the Adjusted EBITDA margin for Mohegan Sun as described below.

Net income for the quarter ended December 31, 2005 increased by $4.1 million, or 11.9%, to $38.3 million from net income of $34.2 million for the same period in the prior year. The increase in net income is primarily due to the increase in income from operations offset by the increase in interest expense. Interest expense increased by $3.6 million to $22.8 million for the quarter ended December 31, 2005 as compared to $19.2 million for the same period in the prior year due to an increase in weighted average outstanding debt. The weighted average outstanding debt was $1.25 billion for the quarter ended December 31, 2005 and $1.05 billion for the quarter ended December 31, 2004. The increase in weighted average outstanding debt was due to the acquisition of Pocono Downs and five off track wagering (OTW) facilities in January 2005. The weighted average interest rate was 7.4% for the quarter ended December 31, 2005 compared to 7.3% for the same period in the prior year.

Speaking for the Authority’s Management Board, Chairman Bruce Bozsum said, “the Board was delighted with the results of the quarter. Each of our gaming and non-gaming product offerings showed outstanding growth as compared to last year.” He further commented, “the Management Board believes that the results are directly related to the superior performance by our dedicated work force at Mohegan Sun and Mohegan Sun at Pocono Downs.”

Mohegan Sun

Net revenues for the quarter ended December 31, 2005 increased by $26.4 million, or 8.3%, to $345.7 million from $319.3 million for the same period in the prior year. This increase is the result of a 7.1% growth in gaming revenues and a 15.5% growth in non-gaming revenues at Mohegan Sun.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended December 31, 2005 increased by $7.9 million, or 3.8%, to $216.2 million from $208.3 million for the same period in the prior year. The State of Connecticut reported slot revenues of $407.1 million and $401.2 million for the quarters ended December 31, 2005 and 2004, respectively, representing an increase of 1.5%. Mohegan Sun increased its slot market share to 53.1% of the Connecticut market versus 51.9% in the quarter ended December 31, 2004. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarter ended December 31, 2005 was 8.4% compared to 8.1% for the same period in the prior year. Gross slot win per unit per day was $379 and $363 for the quarters ended December 31, 2005 and 2004, respectively.

Table games revenues for the quarter ended December 31, 2005 increased by $11.2 million, or 13.4%, to $95.3 million from $84.1 million for the same period in the prior year. Table games hold percentage, or table games revenues divided by table games drop, was 17.0% and 16.4% for the quarters ended December 31, 2005 and 2004, respectively. Table games hold percentage is relatively predictable over long periods of time but can fluctuate significantly over shorter periods. Table games revenue per unit per day was $3,437 and $3,153 for the quarters ended December 31, 2005 and 2004, respectively.

Food and beverage revenues increased by $1.6 million, or 6.8%, to $24.0 million for the quarter ended December 31, 2005 from $22.4 million for the same period in the prior year. The increase in revenues is primarily attributable to a 6.7% increase in the number of meals served, or food covers. The increase in food covers was partially due to the opening of the 285-seat Uncas American Indian Grill to the public in July 2005.

Hotel revenues increased by $700,000, or 5.6%, to $12.6 million for the quarter ended December 31, 2005 from $11.9 million for the same period in the prior year. Hotel occupancy increased to 91.2% for the quarter ended December 31, 2005 compared to 87.1% for the quarter ended December 31, 2004. The increase in hotel revenue is attributable to the increase in hotel occupancy in addition to the increase in the average daily room rate, or ADR, to $122 for the quarter ended December 31, 2005 compared to $120 for the same period in the prior year. Revenue per Available Room, or REVPAR, increased to $111 for the quarter ended December 31, 2005 compared to $105 for the same period in the prior year. Our yield management strategy to optimize hotel revenue continues to be successful, as the increased hotel occupancy was believed to contribute to the growth in gaming, food and beverage and retail, entertainment and other revenues.

Retail, entertainment and other revenues increased by $7.3 million, or 27.2%, to $34.0 million for the quarter ended December 31, 2005 from $26.7 million for the same period in the prior year. The increase is attributable to the increase in entertainment revenues of $7.7 million, or 104.5%, which is due to an increase in the number of arena events and a substantial increase in the average price per ticket of 59.6% to $66.76 for the quarter ended December 31, 2005 from $41.83 for the same period in the prior year due to a change in the headliners performing at the Arena.

Income from operations for the quarter ended December 31, 2005 increased by $9.7 million, or 15.4%, to $72.5 million from $62.8 million for the quarter ended December 31, 2004.

Adjusted EBITDA at Mohegan Sun for the quarter ended December 31, 2005 increased by $9.3 million, or 11.0%, to $93.4 million compared to $84.1 million for the same period in the prior year. The Adjusted EBITDA margin at Mohegan Sun for the quarter ended December 31, 2005 was 27.0% compared to a 26.3% Adjusted EBITDA margin for the same period in the prior year. The increase in the Adjusted EBITDA margin was principally attributable to a change in guest denomination preference in slots which has resulted in higher slot hold percentage, higher table games hold percentage and lower promotional costs.

“We are delighted by the outstanding performance or our team here at Mohegan Sun. This is evidenced by the growth in Adjusted EBITDA, operating margin and market share over the prior year,” said Mitchell Etess, Mohegan Sun President and CEO. “We will continue our focus on improving operating efficiency and customer service throughout 2006.”

Mohegan Sun at Pocono Downs

Results for Pocono Downs and the five OTWs for the quarter ended December 31, 2005 consisted of racing revenues of $6.8 million, net revenues of $7.6 million, loss from operations of $2.0 million and Adjusted EBITDA of $(231,000).

The loss from operations at Pocono Downs for the quarter ended December 31, 2005 includes $1.1 million in pre-opening costs and expenses comprised of personnel, consulting and other costs associated with the development plans mentioned below.

The Authority previously announced plans for the development of Mohegan Sun at Pocono Downs, a proposed 400,000 square foot gaming and entertainment facility to be constructed on the existing grounds of the Pocono Downs racetrack on Route 315 in Plains Township, Pennsylvania. The current plans provide for approximately 2,000 slot machines, 3 full-service restaurants, a 300 seat buffet, a 15,000 square foot food court, several bars and lounges, an 18,000 square foot nightclub, a “Kid’s Quest” center, 20,000 square feet of retail space, new parking facilities and an enhanced employee services area. The scope and timing for development continue to be refined through the Authority’s rigorous planning process.

Construction of the new facility will begin following the issuance of a conditional or permanent slot license by the Pennsylvania Gaming Control Board, or PGCB, anticipated in the summer of 2006. The opening date of the new facility is projected to be approximately 14 months from the beginning of construction. Estimated cost of construction for the facility is between $140.0 million and $160.0 million.

Downs Racing, L.P., a subsidiary of the Authority and the owner and operator of Mohegan Sun at Pocono Downs, submitted an application for a conditional slot license with the PGCB on December 8, 2005 and for a permanent slot license on December 28, 2005. Upon receipt of a conditional or permanent license, the Authority will also pay a one-time $50 million fee to the Commonwealth of Pennsylvania. As required in the licensing regulations, the Authority established a letter of credit commitment of $50 million in December 2005 to support the future payment of the license fee.

In addition to the development of the new gaming and entertainment facility, the Authority is making significant improvements and additions to the existing Pocono Downs Clubhouse and Grandstand including a new simulcast facility, improvements to the Grandstand for the installation of approximately 1,000 slot machines (upon receipt of a conditional license) and a new 10,000 square foot food court. These improvements are estimated to cost up to $47.0 million. Construction began in September 2005 and is estimated to be completed in the spring of 2006.

“We were very pleased to have submitted our licensing application in December,” said Robert J. Soper, President and Chief Executive Officer of Mohegan Sun at Pocono Downs. “We continue to be excited about our opportunity for gaming at Pocono Downs. As was the case prior to and during the Authority’s prior expansions of Mohegan Sun, we will keep you informed as to any material changes in our expansion plans for Pocono Downs.”

Mohegan Tribal Gaming Authority Property Information

(in thousands, unaudited)	Net Revenues For the Three Months Ended		Adjusted EBITDA For the Three Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Mohegan Sun	$345,690	$319,333	$93,376	$84,092
Pocono Downs (1)	7,627	—	(231)	—
Corporate	—	—	(2,159)	(2,295)

Total	$353,317	$319,333	$90,986	$81,797

(1)	Acquired January 25, 2005

Liquidity, Capital Resources and Capital Spending

As of December 31, 2005, the Authority held cash and cash equivalents of $93.1 million, an increase of $20.7 million from $72.4 million as of September 30, 2005. As of December 31, 2005, there were no outstanding draws under the Authority’s $450.0 million bank credit facility revolving loan. In December 2005, the Authority received the requisite consent from its lenders to amend the bank credit facility to permit the Authority to increase the maximum amount available under letters of credit to $60.0 million, enabling the Authority to establish the $50.0 million letter of credit necessary for the Pennsylvania slot license applications mentioned above. Taking into effect this and other letters of credit, which offset amounts available to be borrowed, the Authority had approximately $399.7 million available for borrowing under the bank credit facility as of December 31, 2005. The Authority’s total debt was approximately $1.24 billion as of December 31, 2005.

Capital expenditures totaled $25.2 million for the quarter ended December 31, 2005 versus $7.4 million for the same period in the prior year, comprised primarily of Pocono Downs construction expenditures of $10.6 million and maintenance capital expenditures at Mohegan Sun of $14.6 million.

Capital expenditures at Mohegan Sun are anticipated to be approximately $51.0 million for the 2006 fiscal year, comprised primarily of anticipated maintenance capital expenditures, customer relationship management software and related hardware, slot machine replacements and information systems enhancements and upgrades.

Capital expenditures for the Pocono Downs racetrack site are anticipated to be approximately $94.0 million for the 2006 fiscal year, comprised primarily of design fees and construction costs for the planned slot machine facility and the improvements to the existing Clubhouse and Grandstand.

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $17.8 million and $16.4 million for the quarter ended December 31, 2005 and 2004, respectively. Distributions to the Tribe are anticipated to total approximately $72.5 million for fiscal year 2006.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next twelve months. Future investments in Pocono Downs related to the improvement of the existing facility and the development of a slot machine facility at the racetrack, in addition to the payment of a one-time slot machine license fee, are anticipated to be funded through the bank credit facility and additional borrowings, as necessary.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its first quarter fiscal 2006 operating results on Tuesday, January 31, 2006 at 11:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 4322517

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the Authority’s website at www.mtga.com, in the “Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the Authority’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing at approximately 12:00 p.m. (Eastern Standard Time) on Tuesday, January 31. This replay will run through February 14, 2006.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 4322517

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation and, through its subsidiary, Downs Racing, LP, owns and operates Mohegan Sun at Pocono Downs, a harness racetrack located in Plains Township, Pennsylvania and five OTW facilities located elsewhere in Pennsylvania. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 350-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about the Authority and its properties can be obtained by visiting www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey and Pennsylvania), the financial performance of Mohegan Sun, Pocono Downs and the OTW facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2005, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Quarter Ended December 31, 2005	For the Quarter Ended December 31, 2004
Revenue:
Gaming	$315,496	$288,197
Food and beverage	24,490	22,429
Hotel	12,608	11,937
Retail, entertainment and other	34,238	26,696

Gross revenues	386,832	349,259
Less—Promotional allowances	(33,515)	(29,926)

Net revenues	353,317	319,333

Operating costs and expenses:

Gaming	181,392	167,546
Food and beverage	12,740	11,359
Hotel	3,903	3,931
Retail, entertainment and other	11,783	7,692
Advertising, general and administrative	50,354	44,713
Corporate expenses	2,179	2,396
Pre-opening costs and expenses	1,099	—
Depreciation and amortization	21,486	21,256

Total operating costs and expenses	284,936	258,893

Income from operations	68,381	60,440

Other income (expense) :

Accretion of discount to the relinquishment liability	(7,677)	(6,867)
Interest income	326	103
Interest expense, net of capitalized interest	(22,820)	(19,170)
Other income (expense), net	64	(374)

Total other expense	(30,107)	(26,308)

Income before minority interest	38,274	34,132
Minority interest	20	101

Net income	$38,294	$34,233

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Quarter Ended
	December 31, 2005	December 31, 2004
Operating Results:
Gross revenue	$386,832	$349,259
Net revenue	$353,317	$319,333
Income from operations	$68,381	$60,440
Net income	$38,294	$34,233

Other Data:
Adjusted EBITDA:
Adjusted EBITDA	$90,986	$81,797
Adjusted EBITDA margin	25.8%	25.6%

Capital expenditures	$25,234	$7,366
Cash interest paid	$10,772	$13,438

Balance Sheet Data:
Cash and cash equivalents	$93,114	$82,820
Total debt	$1,243,982	$1,026,248

MOHEGAN SUN
SUPPLEMENTAL DATA –OPERATING STATISTICS (unaudited)
	For the Quarter Ended
	December 31, 2005	December 31, 2004
Adjusted EBITDA:
Adjusted EBITDA	$93,376	$84,092
Adjusted EBITDA margin	27.0%	26.3%
Capital expenditures	$14,600	$7,366

Win Per Unit Per Day:
Slot machines (gross)	$379	$363
Table Games	$3,437	$3,153

Hold Percentage:
Slot machines (gross)	8.4%	8.1%
Table games	17.0%	16.4%

Slot Market Share:
Slot handle market share	53.6%	52.6%
Slot win market share	53.1%	51.9%
Slot handle efficiency	115.7%	114.9%
Slot win efficiency	114.6%	113.4%

Hotel Statistics:
Hotel occupancy %	91.2%	87.1%
Average Daily Rate (ADR)	$122	$120
Revenue Per Available Room (REVPAR)	$111	$105

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA –OPERATING STATISTICS

(unaudited)

	For the Quarter Ended
	December 31, 2005	December 31, 2004 (1)
Adjusted EBITDA:
Adjusted EBITDA	$(231)	$—
Adjusted EBITDA margin	(3.0)%	—

Capital expenditures	$10,628	$—

(1)	Acquired January 25, 2005

Reconciliation of Adjusted EBITDA to Net Income:

A reconciliation of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

	For the Quarter Ended
	December 31, 2005	December 31, 2004
	(unaudited)	(unaudited)
Adjusted EBITDA	$90,986	$81,797
Pre-opening costs and expenses	(1,099)	—
Depreciation and amortization	(21,486)	(21,256)
Minority interest	(20)	(101)

Income from operations	68,381	60,440

Accretion of discount to the relinquishment liability	(7,677)	(6,867)
Interest income	326	103
Interest expense, net of capitalized interest	(22,820)	(19,170)
Other expense, net	64	(374)
Minority interest	20	101

Net income	$38,294	$34,233

Reconciliation of Income from Operations to Adjusted EBITDA:

A reconciliation of income from operations, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Adjusted EBITDA is shown below (in thousands):

	For the Quarter Ended December 31, 2005
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$72,530	$—	$20,846	$—	$93,376
Pocono Downs	(1,951)	1,099	621	—	(231)
Corporate	(2,198)	—	19	20	(2,159)

	$68,381	$1,099	$21,486	$20	$90,986

	For the Quarter Ended December 31, 2004
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$62,836	$—	$21,256	$—	$84,092
Corporate	(2,396)	—	—	101	(2,295)

	$60,440	$—	$21,256	$101	$81,797

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority has historically evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release Mohegan Tribal Gaming Authority

Uncasville, Connecticut January 31, 2006

CONTACTS: William J. Velardo Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000